EXHIBIT 99.1


FOR IMMEDIATE RELEASE                             Contact:  Kent A. McKee
Memphis, TN-- September 2, 2004                           (901) 753-3208



                        MUELLER INDUSTRIES, INC. DECLARES
                        SPECIAL DIVIDEND ON COMMON STOCK

     Mueller Industries, Inc. (NYSE: MLI), announced today that its Board of Directors had authorized a special dividend on its common stock. The special dividend will consist of $6.50 in cash and $8.50 in principal amount of the Company's 6% Subordinated Debentures due 2014 for each share of common stock. The authorization of the special dividend is subject to the Company obtaining requisite approvals under its credit facilities and the qualification of the indenture under which the Debentures will be issued under the Trust Indenture Act.

     The Debentures will be subordinated to all other funded debt of the Company and will be callable in whole or in part at the option of the Company, subject to declining call premiums during the first five years.

     The record date and payment date for the special dividend were not established by the Board of Directors but it is currently expected that the special dividend will be paid by mid November, 2004. Due to the magnitude of the dividend, the New York Stock Exchange will defer the ex-dividend date to one day following the payment date. As a result, holders of common stock who sell their shares after the record date, and through the payment date, also will be selling their right to receive the special dividend. Investors are encouraged to consult with their financial advisors regarding the specific implications of the deferral of the ex-dividend date.

     The effect of the special dividend will be to substantially alter the Company's capital structure. Stockholders' equity will decrease to approximately $320 million, long-term debt will increase to approximately $320 million, and a substantial majority of the Company's cash will be distributed. The Company believes that its new financial structure and the results of future operations will support its working capital and capital expenditure requirements, although from time to time, additional borrowings may be


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necessary. The Company believes that this distribution will reward the Company's stockholders by unlocking shareholder value, while permitting the Company to continue pursuing its strategy of being the low cost manufacturer in its core products.

     The special dividend will be in addition to the regular quarterly dividend on the common stock to be paid on September 15 to stockholders of record on September 1.

     Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.

     Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's filings with the Securities and Exchange Commission.


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